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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date Of Report (Date Of Earliest Event Reported):
                                 AUGUST 15, 2000

                               THE GOOD GUYS, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

    Delaware                          0-14134                    94-2366177
 (State or other                  (Commission File             (IRS Employer
 jurisdiction of                      Number)                Identification No.)
  incorporation)


             7000 Marina Boulevard, Brisbane, California 94005-1830
               (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code): 415/615-5000



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Item 5.  Other Events.

      On August 16, 2000, the Registrant announced that it had hired Kenneth R. Weller as its President and that Mr. Weller would also serve on the Board of Directors of the Company, filling a previously vacant seat on the nine member Board.

      On August 22, 2000, the Registrant announced the completion of a private placement of its securities in which every member of The Good Guys' Board of Directors and key management personnel participated. In the private placement, the investors purchased 2,017,647 restricted shares of the Company's common stock at a price of $4.6406 per share based upon the closing price of the Company's common stock on the date of purchase and received warrants exercisable for three years to purchase 1,008,822 additional shares of common stock at a price of $4.6406 per share. The net proceeds of approximately $9,363,000 will be used to strengthen The Good Guys' balance sheet and enhance the Company's selection of exclusive limited distribution consumer entertainment electronics in advance of the holiday shopping season.

Item 7.  Financial Statements and Exhibits.

      (c)  Exhibits

            10.14. Executive Employment Agreement with Kenneth R. Weller, dated August 15, 2000.

            10.15. Stock and Warrant Subscription Agreement, dated as of August 15, 2000, between The Good Guys, Inc. and Kenneth R. Weller.

            10.16. Stock Purchase Agreement, dated as of August 16, 2000, between The Good Guys, Inc. and the persons listed on Schedule A thereto.

            10.17. Registration Rights Agreement, dated as of August 16, 2000, between the Good Guys, Inc. and the persons listed on Schedule A thereto.

            10.18 Form of Warrant to Purchase Shares of Common Stock of The Good Guys to be issued Pursuant to the Stock Purchase Agreement, dated as of August 16, 2000, between The Good Guys and the persons listed on Schedule A thereto.

            99.1  Press Release Dated August 16, 2000.

            99.2  Press Release Dated August 22, 2000.

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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  THE GOOD GUYS, INC.

     Date:  August 28, 2000                       By: /s/ Vance R. Schram
                                                     --------------------------

                                                  Its: Chief Financial Officer



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